May 23, 2012	Roger S. Wise D 202.778.9023 F 202.778.9100 roger.wise@klgates.com

Salient Midstream & MLP Fund

4265 San Felipe, Suite 800

Houston, Texas 77027

Re:	Salient Midstream & MLP Fund’s Investment in Subsidiary

Ladies and Gentleman:

Salient Midstream & MLP Fund (the “Fund”), a Delaware statutory trust, is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund has requested our opinion as to the effect on certain tests for qualification as a regulated investment company under Section 8511 of the Fund’s investment in the stock of its wholly-owned subsidiary, Salient Midstream & MLP Fund, Inc., a Delaware corporation (the “Subsidiary”). The Subsidiary will invest in the securities of master limited partnerships, some or all of which are qualified publicly traded partnerships (“QPTPs”) as defined by Section 851(h).

In rendering this opinion, we have examined the Fund’s registration statement on Form N-2 as filed with the Securities and Exchange Commission (File Nos. 333-177913, 811-22626) on November 10, 2011, as the same may be subsequently amended (“Registration Statement”), and other documents we deemed necessary or appropriate for the purposes hereof, and we assume the correctness and completeness of all factual statements therein. As to various facts not set forth in such documents, we have relied, exclusively and without independent verification (with your permission), on the representations of officers of the Fund and Salient Capital Advisors, LLC, a Texas limited liability company that acts as the Fund’s investment adviser (each, a “Representation”), and on certificates of public officials. The Representations include a statement that the Fund and the Subsidiary will not hold securities issued by the same QPTP. We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of the close of business on the

[1]	“Section” references are to the Internal Revenue Code of 1986, as amended.

Salient Midstream & MLP Fund

May 23, 2012

date hereof. We have also assumed that the Representations present all the material and relevant facts relating to Fund and the Subsidiary. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

OPINION

Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete on the date hereof, it is our opinion that:

1. No distribution the Fund receives with respect to the stock of the Subsidiary will constitute non-qualifying income for purposes of Section 851(b)(2).

2. The shares of the Subsidiary’s stock held by the Fund will be treated as the securities of a single issuer for purposes of Section 851(b)(3) and not to any extent as the securities of one or more QPTPs for purposes of Section 851(b)(3)(B)(iii).

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences to the Fund of its investment in the Subsidiary set forth above and does not address any other federal, or any state, local, or foreign, tax consequences related to the Fund’s investments or any other action (including any taken in connection therewith). Our opinion is solely for the addressee’s information and use and may not be relied on for

Salient Midstream & MLP Fund

May 23, 2012

any purpose by any other person, except for the persons listed on Schedule A attached hereto, without our express written consent, provided that we hereby consent to this opinion accompanying the Registration Statement for the Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in that Registration Statement.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

SCHEDULE A

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Stifel Nicolaus & Company, Incorporated 237 Park Avenue New York, NY 10017

RBC Capital Markets, LLC One Beacon St., 24th Floor Boston, MA 02108	Oppenheimer & Co., Inc. 300 Madison Avenue New York, NY 10017

Robert W. Baird & Co. Incorporated 800 Maryland Avenue St. Louis, MO 63105	Karin B. Bonding c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027

Jonathan P. Carroll c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027	Dr. Bernard A. Harris c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027

Richard C. Johnson c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027	G. Edward Powell c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027

Scott E. Schwinger c/o Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027